UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2019

BIOLASE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36385	87-0442441
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	4 Cromwell Irvine, California	92618
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 361-1200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BIOL	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 28, 2019, BIOLASE, Inc. (the “Company”) entered into a loan and security agreement (the “Loan Agreement”) with Pacific Mercantile Bank, as lender (“Lender”), which provides for a revolving line of credit (the “PMB Loan”) in a maximum principal amount not to exceed the lesser of (i) $3 million or (ii) the sum of 90% of the Eligible Accounts (as defined in the Loan Agreement) plus 75% of the Eligible Inventory (as defined in the Loan Agreement, and subject to certain limitations set forth therein); provided that the maximum principal amount of the PMB Loan may be reduced from time to time in the Lender’s good faith business judgment as set forth in the Loan Agreement. Borrowings under the PMB Loan may be used for working capital. The PMB Loan matures on October 28, 2021, unless earlier terminated.

The Company’s obligations under the Loan Agreement are secured by a security interest in substantially all of the Company’s property. No borrowings may be made under the Loan Agreement unless and until Exim Bank agrees to guarantee the PMB Loan and the Company has entered into a borrower agreement with Exim Bank.

Borrowings under the PMB Loan bear interest at a daily rate equal to the prime rate published in the Wall Street Journal, plus 1.5% per annum; provided, that the interest rate in effect on any day shall not be less than 6.0% per annum. Additionally, the Company is required to pay an initial and annual fee of $52,500 to Exim Bank, as well as a termination fee equal to $30,000 in the event the Loan Agreement is terminated on or prior to October 28, 2020.

The Loan Agreement requires the Company to maintain unrestricted cash at Lender plus unused availability under the PMB Loan in an amount equal to at least the Burn Rate. “Burn Rate” means the Company’s net profit/net loss plus depreciation plus amortization plus stock-based compensation, measured on a trailing three month basis. In addition, the Loan Agreement contains customary affirmative and negative covenants for financings of its type (subject to customary exceptions).

The Loan Agreement provides that the occurrence of any of the following events (subject to applicable cure periods, if any) will constitute an event of default: payment default, loans in excess of the credit limit, breach of representation or warranty, covenant breach, incurrence of certain liens, certain events with respect to the collateral, cross-defaults to certain other indebtedness or obligations secured by liens, a Material Adverse Change (as defined in the Loan Agreement) or a breach of a material agreement that may reasonably result in a Material Adverse Change, final judgement in excess of a certain monetary threshold, certain events of bankruptcy or insolvency, any guarantee or pledge ceasing to be in effect, payment of certain subordinated debt, a Change in Control (as defined in the Loan Agreement), a change in the Company’s President, Chief Executive Officer, or Chief Financial Officer under certain circumstances, a change in two or more members of the Company’s Board of Directors within 90 days under certain circumstances, or any felony indictment of any of the Company’s directors, officers or significant stockholders. Upon the occurrence and during the continuation of an event of default, the Lender may exercise any remedies available to it, including accelerating the repayment of the PMB Loan.

The foregoing description of certain provisions of the Loan Agreement is not complete and is qualified in its entirety by reference to the complete terms and conditions of the Loan Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The Loan Agreement has been incorporated by reference herein to provide stockholders with information regarding its terms. It is not intended to provide any other information about the Company. For example, the Loan Agreement contains representations and warranties that were made solely for the benefit of the Lender and should not be relied upon as characterizations of the actual state of facts or condition of the Company.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Loan and Security Agreement, dated October 28, 2019, by and among the Company and Pacific Mercantile Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLASE, INC.

Date: November 1, 2019	By:	/s/ Todd A. Norbe
Todd A. Norbe
President and Chief Executive Officer

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